UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

November 16, 2012
Date of Report
(Date of earliest event reported)

First Federal Bancshares of Arkansas, Inc.
(Exact name of registrant as specified in its charter)

Arkansas	0-28312	71-0785261
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1401 Highway 62-65 North, Harrison, Arkansas	72601
(Address of principal executive offices)	(Zip Code)

(870) 741-7641
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 16, 2012, John T. Suskie, Jr. joined First Federal Bancshares of Arkansas, Inc. (the “Company”), and its wholly-owned subsidiary, First Federal Bank (the “Bank”), as Executive Vice President and Chief Lending Officer of the Company and the Bank.

Mr. Suskie most recently was an Executive Vice President and Regional Credit Officer with Summit Bank during the last six years.  He was responsible for guiding the commercial lending function for the central Arkansas regions of the bank.  Prior to joining Summit Bank, Mr. Suskie was employed by Bank of America, N. A. (and predecessors, NationsBank, Boatmen’s Bank and Worthen National Bank) for over 16 years where he oversaw various commercial lending related functions primarily in the central and northwest Arkansas markets.  None of the organizations where Mr. Suskie previously served are parents, subsidiaries, or other affiliates of the Company or Bank.  He was also a bank examiner with the Arkansas State Bank Department for three years prior to joining Worthen Bank.

There is no family relationship between Mr. Suskie and any director or other officer of the Company or the Bank, nor is there any arrangement or understanding between Mr. Suskie and any other person(s) pursuant to which he was selected to serve as an officer of the Company or the Bank.  Mr. Suskie is not a party to any related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

Date: November 20, 2012	By:	/s/ W. Dabbs Cavin
	Name:	W. Dabbs Cavin
	Title:	Chief Executive Officer